SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 24th day of May, 2010.

BETWEEN

COMMONWEALTH RESOURCES, L.L.C, (hereinafter referred to as "Commonwealth"), a limited liability company organized and existing under the laws of the State of Montana, whose mailing address is 619 S.W. Higgins Ave., Suite O, Missoula, Montana 59803;

AND

GRANT HARTFORD CORPORATION (hereinafter referred to as "GHC"), a corporation organized and existing under the laws of the State of Montana, whose mailing address is 2620 Connery Way, Missoula, Montana 59808.

WHEREAS, Commonwealth owns, controls, or will own or control certain unpatented mining claims and leasehold interests associated with one or more prospecting leases, all located in Granite County, Montana, which it is willing to sell to GHC under the terms of this Agreement; and

WHEREAS, Commonwealth is willing to assist GHC in the identification and acquisition of certain patented mining claims in the Garnet and Coloma mining districts that were previously, but are not currently, under contract or owned by Commonwealth's predecessors-in-interest related to the Charlton family; and

WHEREAS, GHC is willing to issue certain of its common shares as payment for the purchase of the unpatented mining claims and leasehold interests owned by Commonwealth and described in Schedule "B" hereto, and in consideration of the assistance to be rendered as described in the immediately-preceding paragraph;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.
DEFINITIONS

1.1	In this Agreement capitalized terms and expressions not otherwise defined herein shall have the meaning assigned to them respectively in Schedule A hereto.

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ARTICLE 2.
CONVEYANCE OF PROPERTIES

2.1

Commonwealth hereby grants and conveys to GHC all of Commonwealth's rights, title and interest in and to the Property described in Schedule "B" attached hereto. Upon the execution of this Agreement, Commonwealth will execute and deliver to GHC quitclaim deeds and assignments of leases, and any other documents that may become necessary to fully convey the property interests described herein and complete the registration of said transfers with all required authorities or agencies. If subsequent documents are required to complete such transfers, Commonwealth shall promptly prepare or execute or both such documents upon the written request of GHC. GHC understands that Commonwealth is in the process of quieting title to the Shamrock unpatented mining claim, and that Commonwealth will complete the quiet title action in its own name and at its sole expense before conveying title therein to GHC.

2.2

If, upon the date of conveyance of the above-described mineral rights, Commonwealth's title to the Property is now or at any time hereafter is deficient, defective or encumbered in any way except as already disclosed, such deficiency, defect or encumbrance may be remedied or removed by GHC, in which event Commonwealth shall reimburse, promptly upon written demand, the cost and related expenses reasonably incurred by GHC in remedying such deficiencies, defects or encumbrances in the title.

ARTICLE 3.
ASSISTANCE IN ACQUIRING ADDITIONAL PATENTED CLAIMS

Commonwealth shall assist GHC in identifying and acquiring additional patented claims in the Garnet and Coloma Mining Districts that were previously owned or under contract to Commonwealth's predecessors-in-interest, including the following Charlton Family related entities: Garnet Holding Corporation, Garnet Mining Corporation, Cordoba Corporation, Cordoba Development Corporation, Copper Cliff Corporation and Nancy Hanks Corporation. All identification and acquisition costs shall be at the sole expense of GHC. No consideration additional to the consideration set forth in Article 4 of this Agreement shall become payable to Commonwealth as a result of its assistance described in this Article 3.

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ARTICLE 4.
COMPENSATION PAYABLE TO COMMONWEALTH

4.1

As soon as is practicable after the execution of the Agreement, and in consideration of the performance, present and future, of Commonwealth's promises contained in Articles 2 and 3 of this Agreement, GHC shall issue to Commonwealth five million (5,000,000) shares of GHC's no par value common stock at the purchase price of One Dollar ($1.00) per share, free and clear of all liens and encumbrances, whatsoever. Said shares shall be represented in one or more certificates, each bearing the number of shares requested by Commonwealth and totaling in the aggregate, 5,000,000 shares.

4.2

In addition to the compensation stated in Article 4.1 above, GHC shall pay to Commonwealth monthly, within fifteen (15) days of the end of each calendar month, a 5% net smelter return on any ore processed by it from, with one exception, any of the mining claims and prospector leases described in Schedule "B" of this Agreement, which net smelter return shall be payable in legal tender of the United States of America or in kind, at the election of Commonwealth, and GHC shall provide with each payment detailed production and precious metal recovery reports by GHC, and if refined, by the refiner. Such royalties shall not be required, however, to be paid from ore processed from the Shamrock unpatented mining claim. The obligation to pay royalties shall be a continuing obligation for as long as ore is processed from any of the applicable claims or leases.

ARTICLE 5.
CLAIM AND LEASE MAINTENANCE

5.1	Until such time as GHC elects or is required to release any of the unpatented mining claims or prospector leases which are the subject of this Agreement, GHC shall:

(a)

make timely payment of all fees, including, but not limited to, all annual assessment fees required by the Bureau of Land Management, and, if applicable, timely take any other actions necessary to keep all unpatented claims in good standing;

	(b)	take all actions necessary to maintain the prospector leases in good standing;

	(c)	within 60 days deliver to Commonwealth all existing drill core, samples and pulps from the Property and copies of all formal reports (if prepared), maps, plans, photographs, assays, drill logs

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and any other information or data of GHC relating to the Property, provided that GHC does not make any representation or warranty concerning the accuracy or completeness thereof, and Commonwealth shall hold GHC harmless from any damages Commonwealth may otherwise claim to have arisen from its review or use of such information (specifically excluded from information required to be provided to Commonwealth are any internal correspondence or memoranda of GHC relating to the Property which do not constitute official GHC reports related thereto);

(d)

within 180 days remove from the Property any machinery, buildings, structures, facilities, equipment and all other property of every nature and description erected, placed or situated thereon by GHC, its servants, agents or independent contractors; any property not so removed at the end of the 180 day period shall at the option of Commonwealth become the property of Commonwealth; and

(e)	within the said 180 days reclaim any excavations, drill sites and other work performed by GHC, in accordance with law and complete all replacement of structures.

5.3

If GHC is prevented from or delayed in performing its obligations in Articles 5.1(d) or 5.1(e) by Force Majeure, the relevant period of 180 days referred to therein shall be extended by the period of Force Majeure.

ARTICLE 6.
RESTRICTION ON ASSIGNMENT

6.1

GHC shall not sell, assign, transfer, convey or otherwise dispose of or deal with or agree to sell, assign, transfer, convey or otherwise dispose of or deal with any or all of its rights and interests in or with respect to the Property or under or by virtue of this Agreement without the prior written consent of Commonwealth, which consent shall not be unreasonably withheld.

6.2

Nothing contained in this Article 6 shall be construed to limit or prohibit the assignment by either Party to any third party of any part or all of its cash flow arising from this Agreement, so long as no part of such Party's interest in the Property are assigned, liened, pledged or otherwise charged to such third party, except as otherwise provided herein. Any document attempting to assign, lien, pledge or otherwise charge the Property shall be null and void. Additionally, any assignment documents shall not provide as a remedy, possession of the assignor's interest in the Property.

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ARTICLE 7.
NOTICES

7.1

All notices, requests, demands or directions to one party by the other shall be in writing and delivered by hand or sent by registered mail, postage prepaid, to the address below or sent by telecopier to the telecopier number below. Notice of any change in address shall be given in the same manner.

If to Commonwealth:

COMMONWEALTH RESOURCES, L.L.C. 619 S. W. Higgins Ave., Suite O Missoula, Montana 59803

If to GHC:

GRANT HARTFORD CORPORATION 2620 Connery Way Missoula, Montana 59808

7.2

Any notice, request, demand or direction given in the manner provided in Article 7.1 above shall be deemed to have been delivered by the party by whom it is given on the day of delivery, if delivered, or on the third business day following the mailing thereof, if sent by registered mail, provided that if normal mail service is interrupted by strike, slowdown or other cause, the notice, request, demand or direction, if sent by registered mail, shall not be deemed to have been delivered until actually received by the party to whom it is given.

ARTICLE 8.
REVERSIONARY INTEREST OF COMMONWEALTH

8.1

In the event GHC at any time elects or is required to release any of the unpatented claims or prospector leases described in Schedule "B" hereto, GHC shall convey those claims or leases to Commonwealth at no cost to Commonwealth, except that Commonwealth shall bear the expense of recording and/or registering the transfers with the appropriate authorities.

8.2

In the event GHC becomes insolvent or a petition in bankruptcy is filed for it, whether voluntarily or involuntarily, or in the event that GHC declines or fails timely to exercise its purchase option under the terms of the Option Agreement between the parties dated June 15, 2007, GHC shall convey those mining claims and prospector leases described in Schedule "B" to Commonwealth at no cost to Commonwealth, except that Commonwealth shall bear the expense of recording

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and/or registering the transfers with the appropriate authorities. In addition, GHC shall convey to Commonwealth at GHC's cost basis therefore those additional patented claims in the Garnet and Coloma Mining Districts that were acquired by it and that were previously owned or under contract to Commonwealth's predecessors-in-interest, including the following Charlton Family related entities: Garnet Holding Corporation, Garnet Mining Corporation, Cordoba Corporation, Cordoba Development Corporation, Copper Cliff Corporation and Nancy Hanks Corporation, as described in Article 3 of this Agreement.

ARTICLE 9.
NO LIENS OR ENCUMBRANCES

GHC covenants and warrants that it shall not at any time cause or allow any liens or encumbrances to attach against the Property without the prior written consent of Commonwealth, so as not to impair the possible reversionary interest of Commonwealth described in Article 8 of this Agreement; nor will GHC cause or allow any liens or encumbrances to attach against the Property prior to its conveyance back to Commonwealth if GHC becomes required so to do.

ARTICLE 10.
REPRESENTATIONS AND WARRANTIES

10.1	Commonwealth represents and warrants to GHC that:

	(a)	it is a limited liability company organized and validly existing and in good standing in respect of the filing of annual returns under the laws of its jurisdiction of incorporation;

(b)

it has the power, capacity and authority to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)

Commonwealth has all necessary corporate power to own the Property and to carry on its business as now conducted by it, and Commonwealth and its affiliates are registered as required and in good standing with respect to the filing of annual returns under the laws of all jurisdictions in which their failure to so register would have an adverse effect on Commonwealth;

	(d)	Commonwealth, at all times material to this Agreement shall have good and marketable title to the Property;

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(e)

with respect to the unpatented mining claims and leasehold interests comprising the Property, Commonwealth shall be, at all times material to this Agreement in exclusive possession thereof and the same shall be free and clear of all defects, liens and encumbrances except as previously disclosed to GHC;

(f)

this Agreement and any other agreement, certificate, document or instrument executed by Commonwealth and delivered pursuant hereto have been or will have been duly executed and delivered and all such agreements are or will be valid, binding and enforceable obligations of Commonwealth in accordance with their respective terms, except as may be limited with respect to enforcement under bankruptcy, insolvency or other similar laws affecting creditors' rights generally and subject to the qualification that specific performance and other equitable remedies may only be granted in the discretion of a court;

(g)

while the Property has been in the possession and control of Commonwealth and its affiliates, there has not and have not been any material spill, discharge, leak, emission, ejection, escape, dumping or any material release of any kind of any toxic or hazardous substances as defined under any local, state or federal regulation, laws or statutes from, on, in or under the Property or into the environment surrounding the Property except for those releases permissible under such regulations, laws or statutes or otherwise allowable under applicable permits; any material disposal of toxic or hazardous substances or toxic or hazardous wastes on the Property or off-site as a result of activities on, at, or related to the Property; or any material storage or treatment of toxic or hazardous substances or toxic or hazardous wastes on, at, or related to the Property; nor is Commonwealth aware of any such occurrences at any other times; to the best of Commonwealth's knowledge, the Property is not currently listed nor has Commonwealth received any communication in writing that the Property is proposed for listing or under consideration and/or study aimed at listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"); has not received any communication in writing that the Property is eligible for or subject to any other site remedial or cleanup obligations or claims for injuries to natural resources pursuant to CERCLA or any other federal, state or local law or regulation;

(h)

Commonwealth is in compliance in all material respects with all federal, state and local laws and governmental rules and regulations relating to or affecting the Property, and has obtained, maintained in full force and effect, and has operated in material compliance with all material

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authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or regulatory body relating to or affecting the Property; all material notifications required under federal, state and local laws and governmental rules, regulations, ordinances, or orders for current or past operations by Commonwealth on, at, or related to the Property have been made; no such permit, approval, authorization, application or notifications contains false or material misstatements or materially misleading information, or omits material information; and operations of Commonwealth and its respective agents or contractors on, at, or related to the Property have not resulted in any violations of federal, state, or local laws, rules, regulations, ordinances, or orders;

(i)

Commonwealth has provided or made available to GHC all files and records in its possession or control pertaining to its compliance with current and past operations on, at, or related to the Property with all local, state and federal environmental laws, rules, regulations, ordinances, and orders, including any environmental monitoring data, investigations, studies and reports; environmental audit reports; base line environmental monitoring reports; spill notifications; notices and correspondence to and from governmental agencies or entities; permits, approvals, authorizations, bonds, licenses, and applications therefore; hazardous waste manifests; contingency and closure plans; spill prevention control and countermeasure plans; emergency and safety procedures; inspection reports; non-financial pre-feasibility and feasibility studies; reclamation plans; and other documents or materials pertaining to environmental compliance, permitting or possible or potential environmental claims or liabilities; and

(j)

Commonwealth is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to GHC in order to prevent the representations in this Article 10.1 from being misleading.

	(k)	As soon as is practicable after execution of this Agreement, Commonwealth shall provide to GHC all historical and archival information in its possession related to the Property.

10.2	Representations and Warranties of the Investor. Commonwealth hereby represents and warrants that:

	(a)	Authorization. It has full power and authority to enter into this Agreement and that this Agreement constitutes a valid and legally binding obligation of Commonwealth.

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(b)

Purchase Entirely for Own Account.     This Agreement is made with Commonwealth in reliance upon Commonwealth's representation to GHC, which by Commonwealth's execution of this Agreement, Commonwealth hereby confirms, that the 5,000,000 shares of GHC's no par value common stock, purchased at One Dollar ($1.00) per share (the "Securities"), are being acquired for investment for Commonwealth's own account, not as a nominee or agent, and not with a view to resale or distribute any part thereof, and Commonwealth has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Commonwealth further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

(c)

Reliance Upon Commonwealth's Representations.     Commonwealth understands that the Securities, at the time of issuance may not be registered under the Securities Act of 1933, as amended (the "1933 Act"), on the grounds that the sale provided for in this Agreement and the issuance of the Securities herein are exempt from registration under the 1933 Act, pursuant to Section 4(2) thereof, and that GHC's reliance on such exemption is predicated on Commonwealth's representations set forth herein. Commonwealth realizes that the basis for the exemption may not be present if, notwithstanding such representations, Commonwealth has in mind merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise, Commonwealth has no such intention.

(d)

Receipt of Information.     Commonwealth believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Commonwealth further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of GHC and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The forgoing, however, does not limit or modify the representations and warranties of GHC in Section 10.3 of this Agreement or the right of Commonwealth to rely thereon.

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(e)

Investment Experience.     Commonwealth represents that it is experienced in evaluating and investing in securities of companies in the exploration stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Commonwealth also represents it has not been organized for the purpose of acquiring the Securities.

(f)

Restricted Securities.     Commonwealth understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act, or an exemption there from, and that in the absence of an effective registration statement covering the Securities (or the common stock issued thereof) or an available exemption from registration under the 1933 Act, the Securities (or the common stock issued thereof) must be held indefinitely. In particular, Commonwealth is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless the conditions of that Rule are met.

(g)

Legends.     To the extent applicable, each certificate or other document evidencing any of the Securities issued hereof shall be endorsed with the legends set forth below, and Commonwealth covenants that, except to the extent such restrictions are waived by GHC, Commonwealth shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificate:

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS SATISFACTORY TO GHC AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

10.3	GHC represents and warrants to Commonwealth that:

	(a)	GHC is a corporation duly incorporated and validly existing under the laws of the State of Montana;

(b)

it has the ability, power, capacity and authority to enter into and perform this Agreement and all transactions contemplated herein and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken; and

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(c)

this Agreement and any other agreement, certificate, document or instrument executed by GHC and delivered pursuant hereto have been or will have been duly executed and delivered and all such agreements are or will be valid, binding and enforceable obligations of GHC in accordance with their respective terms, except as may be limited with respect to enforcement under bankruptcy, insolvency or other similar laws affecting creditors' rights generally and subject to the qualification that specific performance and other equitable remedies may only be granted in the discretion of a court.

10.4

The representations and warranties contained in Article 10.1 and 10.2 are provided for the exclusive benefit of GHC and a breach of any one or more of them may be waived by GHC in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

10.5

The representatives and warranties contained in Article 10.3 are provided for the exclusive benefit of Commonwealth and a breach of any one or more of them may be waived by them in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

ARTICLE 11.
CONFIDENTIALITY

11.1

All information received or obtained by GHC or Commonwealth hereunder or pursuant hereto shall be kept confidential by it and no part thereof may be disclosed or published without the prior written consent of the other except such information as may be required to be disclosed or published by regulatory bodies having jurisdiction.

11.2

The text of any public announcements or statements including any news release which either party intends to make with regard to this Agreement shall be made available to the other party prior to publication and said other party shall have the right to make suggestions for changes therein. If either party is identified in such public announcement or statement of the other party, it shall be not released without the consent of the first party.

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ARTICLE 12.
DEFAULT AND REMEDIES

12.1

Failure of either party to perform any of said party's obligations under this Agreement shall constitute a default. Should any default by either party continue for ten (10) days, the other party may, at such party's option, give the defaulting party written notice of the default or defaults claimed. If all such defaults are not cured within twenty (20) days after the service of said notice, then, without further notice of any kind, the party so giving notice may invoke any and all remedies which such party may have at law, equity or otherwise by statute.

12.2

The rights and remedies of any of the parties hereto shall not be mutually exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions unless specifically so limited herein. Each of the parties confirms that damages at law may not be an adequate remedy for a breach or threatened breach of any provisions hereof and that the breach of any portion of this Agreement will cause irreparable harm and significant injury to the non-breaching party which may be difficult to ascertain. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to nor shall it limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other parties for a breach or threatened breach of any provision hereof, it being the intention by this paragraph to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

ARTICLE 13.
MISCELLANEOUS PROVISIONS

13.1	Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of Montana.

13.2

Entire Agreement.    This Agreement terminates and replaces all prior agreements, either written, oral or implied, between GHC and Commonwealth with respect to the subject matter hereof, and constitutes the entire agreement between the parties with respect to the subject matter hereof.

13.3

Void or Invalid Provision.    If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be effected, impaired or invalidated thereby.

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13.4

No Merger.  All of the representations, warranties, covenants and agreements of Commonwealth in this Agreement including without limitation in Article 10.1 and 10.2 and the representations and warranties of GHC in Article 10.3 shall survive this Agreement and any other document, instrument or agreement executed and delivered pursuant to this Agreement and shall not merge therein and shall continue in full force and effect.

13.5	Headings, etc. The headings and captions in and recitals to this Agreement have been provided for convenience only and do not form part of or define the scope of this Agreement or any provision in it.

13.6

Short-form Notices.   GHC may record in the applicable offices of the county records and of the United States Department of the Interior, Bureau of Land Management short forms of notice of this Agreement so as to give constructive notice thereof.

13.7

Additional Documents.  The parties shall do and perform all such acts and things, and execute all such deeds, documents and writing, and give all such assurances, as may be necessary to give effect to this Agreement including, without limitation, to permit GHC to record or register short form notices pursuant to Article 13.6.

13.8	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.9

Warranty Of Authority.   The persons executing and delivering this Agreement on behalf of the parties represent and warrant that each of them is duly authorized to do so and that the execution of this Agreement is the lawful and voluntary act of the parties.

13.10

Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, all of which together shall constitute one and the same instrument and when so signed shall be deemed to bear the date first written above.

13.11

Time; Waiver Of Breach.   It is agreed by the parties that time is of the essence to this Agreement. The failure of either party to enforce for any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

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13.12

Grammatical Construction.   In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, the singular number includes the plural, and words importing persons shall include firms or corporations and vice versa.

13.13

Costs And Attorneys' Fees.   In the event that either party institutes legal action for the enforcement of any right, obligation, provision or covenant of this Agreement, the prevailing party shall be entitled to a reasonable attorney's fee in addition to costs of suit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMMONWEALTH RESOURCES, L.L.C.:

By:______________________________
    Aaron L. Charlton, Member Manager

GRANT HARTFORD CORPORATION:

By:______________________________
    Eric Sauve, President

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SCHEDULE A

Attached to and forming part of
The Share Purchase Agreement between Commonwealth Resources, L.L.C.
And Grant Hartford Corporation

______________________________________________

Definitions
1.

"Affiliate" of either party means any person, firm or corporation directly or indirectly controlling or controlled by or under control of such party and for the purposes of this definition "control" (including, "controlling", "controlled by" and "under control of") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, firm or corporation, whether through the ownership of voting securities or by contract or otherwise.

2.	"Exchange Act" means the Securities Exchange Act of 1934 of the United States of America.

3.

"Force Majeure" shall mean labor disturbances, shortage of labor or equipment, strikes, lockouts, other industrial disturbances, inability to obtain transportation, failure of title, act of God, act of a public enemy, war, blockade, riot, insurrection, disaster, lightning, fire, storm, flood, inclement weather, explosion, litigation, restraining orders, injunctions, or orders of courts or government agencies, or any law, regulations, restrictions, or actions or inactions of governmental agencies, or on account of any eventuality or condition, whether enumerated or not, beyond the reasonable control of such Participant, including state, federal, or local environmental statutes or regulations, or the reasonable apprehension of becoming subject to environmental regulations affecting the Property or Mine, including any court or governmental law, rule, order, regulation, policy, proposal or restriction relating to environmental matters, which will prohibit or materially affect any Operations currently in progress or reasonably anticipated.

4.

"Net Smelter Return" shall mean, for Gold and Silver, for any period of one calendar month, the product metals, ores, minerals or other mineral substances or concentrates produced therefrom, mined from the Property, multiplied by the average daily price of gold for the period determined on the second fix on the London Gold Exchange (or, for other metals, ores, minerals or products, Net Smelter Returns shall mean the amount of earned revenues actually paid to and received by GHC during the period from any smelter, refinery or other purchaser of metals, ores, minerals or mineral substances or concentrates produced from products mined from the Property).

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5.

"Property" means the mineral interests described in Schedule "B" together with any easements, rights-of-way, extra-lateral rights, water rights and all other rights and interests appurtenant or incident to such property and mineral interests.

6.	"$" means United States dollars.

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SCHEDULE B

Attached to and forming part of a
Share Purchase Agreement between Commonwealth Resources, L.L.C. and GHC Gold Corporation

Property

Prospecting Leases on BLM-Owned Patented Mining Claims:

Claim Name Tostman Nancy Hanks Robert Emmet San Jose Iowaan Magone & Anderson High Road Cave Hill	Mineral Survey No. MS7514 MS9876 MS36116 MS3615 MS3614 MS9876 MS9413 MS5455

Unpatented Mining Claims (91 total)

Shamrock	MMC 17214

The remaining unpatented mining claims, 90 in number, are more particularly described as follows:

Serial Number MMC222088 MMC222089 MMC222090 MMC222091 MMC222092 MMC222093 MMC222094 MMC222095 MMC222096 MMC222097 MMC222098 MMC222099 MMC222100 MMC222101	Claim Name CR 1 CR 2 CR 3 CR 4 CR 5 CR 6 CR 7 CR 8 CR 9 CR 10 CR 11 CR 12 CR 13 CR 14	Location Year 6/29/2009 6/25/2009 6/29/2009 6/26/2009 7/6/2009 7/6/2009 7/6/2009 7/6/2009 7/10/2009 7/6/2009 7/6/2009 7/6/2009 6/22/2009 6/22/2009

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MMC222102
MMC222103
MMC222104
Serial Number
MMC222106
MMC22107
MMC222108
MMC222109
MMC222110
MMC222111
MMC222112
MMC222113
MMC222114
MMC222115
MMC222116
MMC222117
MMC222118
MMC222119
MMC222120
MMC222121
MMC222122
MMC222123
MMC222124
MMC222125
MMC222126
MMC222127
MMC222128
MMC222129
MMC222240
MMC222241
MMC222242
MMC222243
MMC222244
MMC222245
MMC222246
MMC222247
MMC222248
MMC222249
MMC222250
MMC222251
MMC222252
MMC222253
MMC222254
MMC222255
MMC222256
MMC222257
MMC222258
MMC222259

CR 15
CR 16
CR 16 GRANITE
Claim Name
CR 18
CR 19
CR 20
CR 20 GRANITE
CR 21
CR 22
CR 23
CR24
CR25
CR26
CR27
CR28
CR29
CR30
CR31
CR32
CR33
CR34
CR35
CR36
CR37
CR38
CR39
CR40
CR47
CR48
CR49
CR50
CR51
CR52
CR53
CR54
CR55
CR56
CR57
CR58
CR59
CR60
CR61
CR62
CR63
CR64
CR65
CR66

6/24/2009
6/23/2009
6/24/2009
Location Year
6/18/2009
6/18/2009
6/18/2009
6/24/2009
6/19/2009
6/22/2009
6/22/2009
6/19/2009
6/19/2009
6/18/2009
6/18/2009
6/23/2009
6/23/2009
6/23/2009
7/8/2009
7/8/2009
7/8/2009
6/30/2009
6/30/2009
6/30/2009
6/30/2009
6/30/2009
6/30/2009
6/25/2009
8/27/2009
8/27/2009
8/27/2009
8/27/2009
8/27/2009
8/27/2009
8/21/2009
8/21/2009
8/21/2009
8/21/2009
8/18/2009
8/18/2009
8/18/2009
8/17/2009
8/17/2009
8/17/2009
8/17/2009
8/13/2009
8/13/2009
8/13/2009

Initials:	Commonwealth ____	GHC ____
Share Purchase Agreement	Page 18 of 19

MMC222260
MMC222261
MMC222262
Serial Number
MMC222264
MMC222265
MMC222266
MMC222267
MMC222268
MMC222269
MMC222270
MMC222271
MMC222272
MMC222273
MMC222274
MMC222275
MMC222276
MMC222277
MMC222278
MMC222279
MMC222280
MMC222281
MMC222282
MMC222283
MMC222284
MMC222285
MMC222286
MMC222287
MMC222288

CR67 CR68 CR69 Claim Name CR71 CR72 CR73 CR74 CR75 CR76 CR77 CR78 CR79 CR80 CR81 CR82 CR83 CR84 CR85 CR86 CR87 CR88 CR89 CR90 CR91 CR92 CR93 CR94 CR95

8/13/2009
8/13/2009
8/13/2009
Location Year
8/13/2009
8/13/2009
8/13/2009
8/13/2009
8/17/2009
8/17/2009
8/31/2009
9/4/2009
9/4/2009
9/14/2009
9/14/2009
8/31/2009
9/4/2009
9/14/2009
9/14/2009
9/4/2009
9/2/2009
9/2/2009
8/20/2009
8/19/2009
8/19/2009
8/19/2009
8/20/2009
8/20/2009
8/20/2009

Initials:	Commonwealth ____	GHC ____
Share Purchase Agreement	Page 19 of 19